Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Corillian Corporation:
     We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 333-139315, 333-122401, 333-111447, 333-72652, 333-55176, 333-35448) and on Form S-3 No. 333-59384 of Corillian Corporation of our reports dated March 16, 2007, with respect to the consolidated balance sheets of Corillian Corporation as of December 31, 2006 and 2005, and the related consolidated statements of operations, cash flows and shareholders’ equity, each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Corillian Corporation.
     Our report refers to Corillian Corporation’s adoption of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, and Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements, effective January 1, 2006.
/s/ KPMG LLP
Portland, Oregon
March 16, 2007

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